Exhibit 10.1

Amendment to Employment Agreement

THIS AMENDMENT (“Amendment”), dated as of December 31, 2008, to the Employment Agreement, dated as of July 1, 2000 and amended as of July 1, 2002 and  November 16, 2005 (the “Agreement”), between The Estée Lauder Companies Inc., a Delaware corporation (“the “Company”), and Leonard A. Lauder, a resident of (omitted) (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to the Agreement; and

WHEREAS, the Company and the Executive wish to amend the Agreement to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.               Amendments.

A.           Section 3(a) of the Agreement shall be deleted and shall read in its entirety as follows:

Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by the Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the “Base Salary”) of $ 1,440,000.  Subject to Section 5(i) of this Agreement, all amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.

B.             Section 3(b) of the Agreement shall be amended by deleting the last sentence and replacing it with the following:

Any bonus opportunities granted to the Executive shall be at the discretion of the Compensation Committee.  All such opportunities shall be subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference; provided, however, except that with respect to bonuses deferred in accordance with Section 3(d) hereof and as otherwise indicated under Section 5, the bonus payout with respect to any fiscal year shall be paid to Executive no later than the 15th day of the third month following the end of such fiscal year.

C.             Section 3(d) of the Agreement shall be deleted and shall read in its entirety as follows:

(d) Deferral.

(i)  Deferral Elections—In General.  The Executive may elect to defer payment of all or any part of any incentive bonus compensation payable under

Section 3(b) by making an election, in a manner prescribed by the Company, on or before December 31 of the calendar year before the Contract Year begins (or such earlier date as may be necessary to comply with the applicable tax laws and regulations).

(ii)  Deferral Elections—Performance-Based Compensation.  For any incentive bonus compensation that qualifies as performance-based compensation under Treas. Reg. Section 1.409A-1(e) and is based upon a performance period of at least twelve (12) months, the Executive may make a deferral election at any time before the date that is six (6) months before the applicable performance period ends, but only if (i) the incentive bonus compensation is not readily ascertainable when the election is made and (ii) the service provider has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established.

(iii)  Amounts Subject to Section 162(m).  If any amount of Base Salary, any amount payable under the Bonus Plan, or any other amount payable to the Executive is not currently deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or like or successor provisions (a “Non-Deductible Amount”), the Company will defer payment of the Non-Deductible Amount until section 162(m) no longer applies to the Executive.  Any amounts so deferred will be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment (the “Deferred Compensation Account”).  The Deferred Compensation Account will be credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%.

(iv)  Payment of Amounts Deferred and Vested On or Before December 31, 2004.  Amounts credited to the Executive’s Deferred Compensation Account on or before December 31, 2004, and any subsequently credited interest, will be paid in cash to the Executive (or the Executive’s designated beneficiary if the Executive dies before payment)  subject to applicable withholding taxes.  The Company will choose the payment date, which will be no later than 90 days after Executive’s employment with the Company terminates, unless the Executive requests before terminating a later payment date or dates and the Company agrees to the request.

(v)  Payment of Amounts Deferred and Vested After December 31, 2004.  Subject to Section 5(i), amounts credited to the Executive’s Deferred Compensation Account after December 31, 2004 will be paid to the Executive (or the Executive’s designated beneficiary if the Executive dies before payment), subject to applicable withholding taxes on, or as soon as practicable after, the date the Executive separates from service with the Company (as defined in Treas. Reg. section 1.409A-1(h)).  The Non-Deductible Amount will be paid at the earliest date at which the Company reasonably expects that the deduction will not be limited or eliminated by Code section 162(m).  The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but is not required to do so.

(vi)  For purposes of clarity, the provisions of this Section 3(d) do not apply to the arrangement referred to in Section 3(e).

D.            Section 4(b) of the Agreement shall be amended by adding the following sentence to the end of such section:

Such reimbursement shall generally occur within seventy-five (75) days after the end of the calendar year of presentment, provided that such presentment occurs within ninety (90) days after the date the related expense were incurred.

E.              Section 5(a) of the Agreement shall be deleted and shall read in its entirety as follows:

(a) Permanent Disability.  In the event of the “permanent disability” (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice).  In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled to hereunder prior to the effective date of termination; (ii) to be paid his Base Salary under Section 3(a) hereof for a period of two (2) years from the effective date of termination (the “Disability Continuation Period”); provided, however, that the Company shall only be required to pay that amount of the Executive’s Base Salary which shall exceed payments, if any, to the Executive under pension or long-term disability plans of the Company; and (iii) to receive bonus compensation during the Disability Continuation Period  at an annual rate equal to the average of actual bonuses paid or payable to Executive during the Term of Employment in accordance with Section 3(b) hereof, or, if no such bonus has been paid or is payable as of the date of such termination, at an annual rate equal to his Base Salary under Section 3(a) hereof (the “Calculated Bonus Rate”).    In addition, upon termination for permanent disability, the Executive shall continue to participate, to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements of the Company during the Disability Continuation Period (disregarding any required delay in payments under Section 5(i)). Thereafter, the Executive’s rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Disability Continuation Period, the Company shall provide to the Executive, subject to Section 5(i), cash payments, to be paid in accordance with Section 5(i)(ii), equal to the sum of (x) the maximum qualified defined contribution retirement savings plan match for pre-tax and after-tax contributions allowable by the plan and by applicable laws and regulations for each year during the Disability Continuation Period (or other period as expressly provided herein), and (y) the excess of the benefit that would have been received by the Executive had he been credited with additional years of age and service equal to the Disability Continuation Period (or other period as expressly provided herein) over the actual benefit to which the Executive is entitled, in each case, under any and all qualified and non-qualified defined benefit pension plans and qualified defined contribution retirement savings plans in which the Executive participates as of the date of termination of employment, calculated as of and based upon the Executive’s date of termination (such sum, the “Pension Replacement Payment”).  Notwithstanding the above, any amounts payable under this Section 5(a) that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive’s termination for permanent disability occurs; any amounts payable under this Section 5(a) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 5(i) of this Agreement.  Except as otherwise provided in this Section 5(a), the Company will have no further obligations under Sections 3 and 4 hereof or otherwise.  For purposes of this paragraph, “permanent disability” means any disability as defined under the Company’s applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

F.              Section 5(d) of the Agreement shall be deleted and shall read in its entirety as follows:

(d) Termination Without Cause.  The Company shall have the right, upon sixty (60) days’ prior written notice given to the Executive, to terminate the Executive’s employment for any reason whatsoever (excluding for Cause (as defined below)).  In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled to hereunder prior to the effective date of termination; (ii) receive as damages for a period ending on a date three (3) years from the date of termination without Cause, to be paid in accordance with Section 5(i)(ii), (A) Base Salary as established under and in accordance with Section 3(a) hereof and (B) bonus compensation at the Calculated Bonus Rate, to be paid in accordance with Section 5(i)(ii); and (iii) participate for a period ending on a date three (3) years from the date of termination without Cause (the “Without Cause Continuation Period”), to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company.  Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Without Cause Continuation Period, the Company shall provide to the Executive, subject to Section 5(i), cash payments, to be paid in accordance with Section 5(i)(ii), equal to the Pension Replacement Payment (as defined in Section 5(a)) with respect to the Without Cause Continuation Period.  Notwithstanding the above, any amounts payable under this Section 5(d) that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive’s termination pursuant to this Section 5(d) occurs; any amounts payable under this Section 5(d) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 5(i) of this Agreement. Except as otherwise provided in this Section 5(d), the Company will have no further obligations under Sections 3 and 4 hereof or otherwise.  In the event of termination pursuant to this Section 5(d), the Executive shall not be required to mitigate his damages hereunder.

G.             Section 5(f) of the Agreement shall be deleted and shall read in its entirety as follows:

(f)                                    Change of Control.

(i)                                     Definitions.  For purposes of this Agreement,

(A) a “Change of Control” shall be deemed to have occurred upon any of the following events:

(1)  a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as amended; or

(2)  during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be “Continuing Directors” (as defined below) cease for any reason to constitute a majority thereof; or

(3)  the Company’s Class A Common Stock shall cease to be publicly traded; or

(4)  the Company’s Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(5)  the Company’s Board of Directors shall approve any merger, exchange, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 5(f)(i)(A)(2) or (3) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, (X) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders  shall not constitute a Change of Control of the Company.

(B)  “Continuing Directors” shall mean (1) the directors in office on December 31, 2008 and (2) any successor to such directors and any additional director who after December 31, 2008 was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

(C)  “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change in Control:

(1)  (a) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority or responsibilities as contemplated by Section 2 hereof, or (b) any other material adverse change in such position, including title, authority or responsibilities;

(2)  any failure by the Company to comply with any provisions of Sections 3 or 4 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive ;

(3)  the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from that location at which he performed his services specified under the provisions of Section 2 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(4)  any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13, unless such assumption occurs by operation of law.

(ii)                                  Termination for Good Reason.  Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason.  Such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 5(d) and Section 5(i) hereof, including the required delay in payment for the six-month period following the date of termination for any amounts determined to be subject to Code section 409A, as described in Section 5(i).  Except as otherwise provided in this Section 5(f)(ii), the Company will have no further obligations under Sections 3 and 4 or otherwise.

H.            A new Section 5(i) shall be added to the Agreement and shall read in its entirety as follows:

(i)                               Section 409A of the Code.  (i) It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A.  Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.  The Company shall from time to time compile a list of “specified employees” as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i).  Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code.  If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, unless specified otherwise in Section 5(i)(ii)   hereof. Although the Company shall consult with Executive in good faith regarding implementation of this Section 5(i), neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Code section 409A.

(ii)  Notwithstanding the above, amounts described as being subject to payment in accordance with the provisions of this Section 5(i)(ii) shall be subject to a delay in payment for a six-month period following the date of termination and shall be paid as follows:  For any Base Salary under Section 5(a)(ii) or Section 5(d)(ii)(A) and for any bonus compensation under Section 5(a)(iii) or Section 5(d)(ii)(B) to be continued beyond the date of termination and for any Pension Replacement Payment, all payments that would have been made during the six-month period immediately following the date of termination shall be made in a single cash payment on the first business day following the expiration of such six-month period, and as of the first business day following the expiration of such six-month period all such payments shall resume in accordance with the regular payroll practices of the Company until the end of the specified period; any bonus payments under Section 5(a)(iii) or Section 5(d)(ii)(B) shall be paid in a single lump sum payment on the first business day following the expiration of such six-month period.

2.               Miscellaneous.

A.                          Except as provided above, all other terms and conditions of the  Agreement shall remain the same.

B.                            Capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement, except to the extent the term is modified herein.

C.                            This Amendment shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE ESTÉE LAUDER COMPANIES INC.

By:	/s/ Amy DiGeso
Name:	Amy DiGeso
Title:	Executive Vice President –
Global Human Resources

/s/ Leonard A. Lauder
Leonard A. Lauder